For Immediate Release

Ferro Reports 2007 Third-Quarter Results

CLEVELAND, Ohio – November 8, 2007 – Ferro Corporation (NYSE: FOE) announced sales of $551 million for the quarter ended September 30, 2007, up 10 percent from sales of $501 million in the third quarter of 2006.

Income from continuing operations for the 2007 third quarter was $5.6 million, or $0.12 per diluted share, up 2.2 percent compared with $5.5 million, or $0.12 per diluted share, in the third quarter of 2006. During the quarter, lower selling, general and administrative expenses and lower interest expense were largely offset by restructuring charges related to the consolidation of certain manufacturing operations in Europe and higher income tax expense. The 2007 third quarter income from continuing operations included net pre-tax expenses of $6.5 million primarily related to restructuring costs. The third quarter 2006 income from continuing operations included net pre-tax expenses of $1.3 million primarily related to manufacturing rationalization activities.

“We delivered strong third-quarter sales that were driven by the breadth of our international operations,” said Chairman, President and Chief Executive Officer James F. Kirsch. “Our segment income increased 7 percent, compared with the third quarter of 2006, despite weakness in a number of U.S. markets and continued raw material cost increases. While we delivered improved segment income from the third quarter of 2006, we remain focused on the opportunities we have identified to improve overall profitability and deliver enhanced shareholder value.”

Net sales increased in the third quarter primarily as a result of product price increases and favorable changes in foreign currency exchange rates. Compared with the third quarter of 2006, sales increased in the Performance Coatings, Color and Glass Performance Materials, Electronic Materials and Polymer Additives segments. Sales declined from the prior-year period in the Specialty Plastics segment. International net sales grew 18 percent compared with the third quarter of 2006, while sales in the United States were flat.

Gross margins were 18.2 percent of sales for the third quarter, compared with 19.7 percent of sales in the third quarter of 2006. The Company’s 2007 third quarter gross profit was reduced by $0.5 million in costs primarily related to accelerated depreciation and other costs associated with manufacturing rationalization activities. Gross profit was negatively impacted by lower volumes, particularly in porcelain enamel and plastics products, and higher raw material costs. In addition, gross margin as a percent of sales continued to be negatively impacted by rising precious metal costs. Precious metal costs are passed through to customers with minimal contribution to margins.

Selling, general and administrative (SG&A) expense was $71.1 million in the third quarter of 2007, or 12.9 percent of sales. SG&A expense in the third quarter of 2006 was $74.1 million, or 14.8 percent of sales, including charges of $0.4 million primarily related to organizational initiatives and an accounting restatement. SG&A expense declined primarily as a result of expense reduction activities, particularly in the Specialty Plastics and Electronic Materials segments, lower incentive compensation accruals and lower audit fees.

Restructuring charges were $5.8 million for the 2007 third quarter, primarily as a result of activities related to the consolidation of Ferro’s porcelain enamel manufacturing operations in Europe. There were no restructuring charges recorded in the third quarter of 2006.

Interest expense for the 2007 third quarter was $14.5 million, compared with $16.8 million in the year-ago period. Interest expense declined from the prior-year period largely as a result of lower borrowing levels resulting from the elimination of cash deposits on precious metal consignments and lower interest rates. The elimination of these deposits also resulted in a decline in interest income during the third quarter compared with the third quarter of 2006.

The Company’s tax rate for the third quarter increased to 38.3 percent from 33.0 percent in the 2006 third quarter. The higher rate was largely the result of the tax effects from the restructuring charges recorded in the quarter, the mix of income by country and an increase in the tax cost of foreign current-year earnings to be repatriated.

Total debt on September 30, 2007 was $536.4 million, compared with $592.4 million at the end of 2006. The Company had net proceeds of $65.5 million from its U.S. accounts receivable securitization program as of September 30, 2007, compared with $60.6 million at the end of 2006. The Company also had $51.2 million in net proceeds from similar programs outside the U.S. at the end of the quarter, compared with $33.7 million at the end of 2006.

Segment Results

Sales in the Company’s Inorganic Specialties Group, which includes the Performance Coatings and Color and Glass Performance Materials segments, increased in all regions compared with the third quarter of 2006. Sales growth was strongest in Europe, continuing a trend from prior quarters.

Sales in the Electronic Materials segment increased as demand for the Company’s dielectric materials recovered from the reduced levels in the first half of 2007. Strong demand for conductive pastes used by customers manufacturing solar cells continued to drive sales growth in the segment.

Sales in the Organic Specialties Group, which includes the Polymer Additives, Specialty Plastics and Other businesses segments, increased slightly. Sales in Polymer Additives increased, driven primarily by increased product pricing. Sales in Specialty Plastics declined as a result of weak demand from U.S. customers in residential housing, automotive and appliance applications.

Total segment income for the third quarter of 2007 was $36.3 million, compared with $33.9 million in the prior-year period. The increase was driven by higher segment income in the Color and Glass Performance Materials, Specialty Plastics and Electronic Materials segments. Segment income in the Performance Coatings segment declined, driven by results in the porcelain enamel business, which was affected by weaker demand from appliance manufacturers in the United States. Segment income also declined in Polymer Additives, primarily as a result of higher raw material costs.

Outlook

The Company expects sales in the fourth quarter to match or exceed sales of $497 million in the fourth quarter of 2006. Consistent with normal seasonality, sales are expected to decline sequentially from the third quarter of 2007. Sales for the fourth quarter, ending December 31, are expected to be in the range of $500 million to $525 million.

Net income per share in the fourth quarter is expected to be in the range of 7 to 12 cents per share, including approximately 8 cents per share for charges related to the Company’s manufacturing rationalization activities. The Company reported a net loss of 10 cents per share in the fourth quarter of 2006.

Conference Call

The Company will host a conference call to discuss its third quarter financial results, fourth quarter earnings estimates, and general business outlook on Friday, November 9, 2007, at 10:00 a.m. Eastern time. If you wish to participate in the call, dial 888-323-2711 if calling from the United States or Canada, or dial 210-234-0008 if calling from outside North America. When prompted, refer to the pass code, FOE, and the conference leader, David Longfellow. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from noon Eastern time on November 9 through 9 p.m. Eastern time on November 16. To access the replay, dial 800-283-6499 if calling from the United States or Canada, or dial 402-220-9734 if calling from outside North America.

The conference call also will be broadcast live over the Internet and will be available for replay through the end of the fourth quarter. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com. A podcast of the conference call will also be available on the Company’s Web site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 6,700 employees globally and reported 2006 sales of $2.0 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	We depend on reliable sources of raw materials and other supplies at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate.

•	The markets in which we participate are highly competitive and subject to intense price competition.

•	We are striving to improve operating margins through sales growth, price increases, productivity gains and improved purchasing techniques, but we may not be successful in achieving the desired improvements.

•	We are engaged in restructuring programs to improve manufacturing efficiency and reduce costs. If we are not successful in the execution of our restructuring programs, we will not realize the expected cost savings.

•	Our products are sold into industries where demand is unpredictable, cyclical or heavily influenced by consumer spending.

•	The global scope of our operations exposes us to risks related to currency conversion and changing economic, social and political conditions around the world.

•	We have a growing presence in the Asia/Pacific region where it can be difficult for an American company to compete lawfully with local competitors.

•	Regulatory authorities in the U.S., European Union and elsewhere are taking an aggressive approach to regulating hazardous materials and those regulations could affect sales of our products.

•	Our operations are subject to stringent environmental, health and safety regulations, and compliance with those regulations could require us to make significant investments.

•	We depend on external financial resources and any interruption in access to capital markets or borrowings could adversely affect our financial condition.

•	Interest rates on some of our external borrowings are variable and our borrowing cost could be affected adversely by interest rate increases.

•	Many of our assets are encumbered by liens that have been granted to lenders and those liens affect our flexibility in making timely dispositions of property and businesses.

•	We are subject to a number of restrictive covenants in our credit facilities and those covenants could affect our flexibility in funding strategic initiatives.

•	We have significant deferred tax assets and our ability to utilize these assets will depend on our future performance.

•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance, unless they are successfully resolved.

•	Our businesses depend on a continuous stream of new products and failure to introduce new products could affect our sales and profitability.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

•	We are exposed to risks associated with acts of God, terrorists, and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond the Company’s reasonable control.

Additional information regarding these risk factors can be found in the Company’s Annual Report on Form 10-K for the period ended December 31, 2006.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

*Note: In the following tables, adjustments to the Company’s 2006 financial results relate to the change in accounting for certain inventories from LIFO to FIFO and the adoption of AUG AIR-1, Accounting for Planned Maintenance Activities. See the Company’s Quarterly Report on Form 10-Q for additional information.

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com

Ferro Corporation and Consolidated Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended September
	September 30,		30,
		Adjusted		Adjusted
(Dollars in thousands, except per share amounts)	2007	2006	2007	2006

Net Sales	$550,701	$500,573	$1,634,064	$1,544,218

Cost of Sales	450,553	401,853	1,319,609	1,226,758

Gross Profit	100,148	98,720	314,455	317,460

Selling, General and Administrative Expenses	71,069	74,116	234,212	231,955
Restructuring Charges	5,826	—	7,689	—
Other Expense (Income):
Interest Expense	14,488	16,818	46,220	48,155
Interest Earned	(271)	(971)	(1,425)	(2,741)
Foreign currency transactions, net	(10)	166	924	706
Miscellaneous (Income) Expense, Net	(13)	428	(399)	3,070

Income Before Income Taxes	9,059	8,163	27,234	36,315
Income Tax Expense	3,472	2,694	10,814	11,938

Income from Continuing Operations	5,587	5,469	16,420	24,377

Loss (Income) On from Discontinued Operations, net of tax	2	(62)	216	405

Net Income	5,585	5,531	16,204	23,972

Dividends on Preferred Stock	252	310	797	955

Net Income Available to Common Shareholders	$5,333	$5,221	$15,407	$23,017

Per Common Share Data:
Basic Earnings
From Continuing Operations	$0.12	$0.12	$0.36	$0.55
From Discontinued Operations	0.00	0.00	0.00	(0.01)

	$0.12	$0.12	$0.36	$0.54

Diluted Earnings
From Continuing Operations	$0.12	$0.12	$0.36	$0.55
From Discontinued Operations	0.00	0.00	0.00	(0.01)

	$0.12	$0.12	$0.36	$0.54

Cash Dividends Declared	$0.145	$0.145	$0.435	$0.435

Shares Outstanding:
Basic	43,030,078	42,397,145	42,881,251	42,394,144
Diluted	43,112,632	42,442,781	42,949,311	42,411,299
End of Period	43,510,847	42,758,302	43,510,847	42,758,302

Ferro Corporation and Consolidated Subsidiaries
Segment Net Sales and Segment Income (Unaudited)

	Three Months		Nine Months Ended
(Dollars in thousands)	Ended September 30,		September 30,
		Adjusted		Adjusted
	2007	2006	2007	2006
Segment Net Sales
Performance Coatings	$153,742	$134,947	$451,058	$397,015
Electronic Materials	116,645	104,960	338,412	335,493
Color and Glass Performance Materials	113,575	94,916	329,195	292,515
Polymer Additives	85,230	79,815	252,903	245,057
Specialty Plastics	62,236	65,762	198,994	209,525
Other businesses	19,273	20,173	63,502	64,613

Total Segment Net Sales	$550,701	$500,573	$1,634,064	$1,544,218

Segment Income
Performance Coatings	$8,449	$11,527	$29,947	$31,937
Electronic Materials	8,522	7,261	19,534	25,895
Color and Glass Performance Materials	11,727	8,187	39,462	32,993
Polymer Additives	3,417	4,133	10,576	11,984
Specialty Plastics	3,586	2,087	10,961	11,937
Other businesses	593	754	7,982	4,002

Total Segment Income	36,294	33,949	118,462	118,748

Restructuring charges	(5,826)	0	(7,689)	0
Unallocated expenses	(7,215)	(9,345)	(38,219)	(33,243)
Interest expense	(14,488)	(16,818)	(46,220)	(48,155)
Interest earned	271	971	1,425	2,741
Foreign currency transactions, net	10	(166)	(924)	(706)
Miscellaneous income (expense), net	13	(428)	399	(3,070)

Income before income taxes from continuing operations	$9,059	$8,163	$27,234	$36,315

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

		Adjusted
		Year Ended December
(Dollars in thousands)	September 30,	31,
	2007	2006
Assets
Current Assets:
Cash and Cash Equivalents	$25,821	$16,985
Accounts and Trade Notes Receivable, net	236,362	220,899
Note receivable from Ferro Finance Corporation	22,887	16,083
Inventories	280,044	269,234
Other Current Assets	52,275	108,241

Total Current Assets	617,389	631,442

Property, Plant & Equipment, net	535,713	526,802
Intangibles, net	406,461	406,340
Miscellaneous Other Non-Current Assets	200,901	177,018

Total Assets	$1,760,464	$1,741,602

Liabilities and Shareholders’ Equity
Current Liabilities:
Loans Payable and Current Portion of Long-Term Debt	$11,515	$10,764
Accounts Payable	266,236	237,018
Other Current Liabilities	118,543	133,265

Total Current Liabilities	396,294	381,047

Long-Term Debt, less current portion	524,863	581,654
Other Non-Current Liabilities	266,858	227,063

Total Liabilities	1,188,015	1,189,764

Series A Convertible Preferred Stock	14,198	16,787

Shareholders’ Equity	558,251	535,051

Total Liabilities and Shareholders’ Equity	$1,760,464	$1,741,602

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

		Adjusted
	Nine Months Ended	Nine Months Ended
	September 30,	September 30,
(Dollars in thousands)	2007	2006

Cash flows from operating activities
Net income	$16,204	$23,972
Depreciation and amortization	63,825	59,030
Precious metal deposits	70,073	(74,250)
Changes in other current assets and liabilities, net	(21,072)	13,863
Other adjustments, net	(7,701)	(6,843)

Net cash provided by (used for) continuing operations	121,329	15,772
Net cash used for discontinued operations	(48)	(867)

Net cash provided by operating activities	121,281	14,905

Cash flows from investing activities
Capital expenditures for property, plant and equipment	(43,247)	(33,602)
Proceeds from sale of assets and businesses	2,704	6,430
Other investing activities	551	(25,105)

Net cash used for investing activities	(39,992)	(52,277)

Cash flow from financing activities
Net repayments under short-term credit facilities	(740)	(468)
Proceeds from revolving credit facility	592,167	966,200
Proceeds from term loan facility	55,000	250,000
Principal payments on revolving credit facility	(700,864)	(994,600)
Principal payments on term loan facility	(2,287)	0
Extinguishment of debentures	0	(155,000)
Debt issue costs paid	(1,783)	(15,804)
Proceeds from exercise of stock options	9,217	2,196
Cash dividends paid	(19,570)	(19,439)
Other financing activities	(4,442)	(2,308)

Net cash (used for) provided by financing activities	(73,302)	30,777
Effect of exchange rate changes on cash and cash equivalents	849	(202)

Increase (decrease) in cash and cash equivalents	8,836	(6,797)
Cash and cash equivalents at beginning of period	16,985	17,413

Cash and cash equivalents at end of period	$25,821	$10,616

Cash paid during the period for:
Interest	$46,925	$48,710
Income taxes	$11,387	$8,607

Ferro Corporation and Consolidated Subsidiaries
Supplemental Information

Segment Net Sales Excluding Precious Metals and
Reconciliation of Sales Excluding Precious Metals to Net Sales (Unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
	2007	2006	2007	2006
Segment Net Sales Excluding Precious Metals
Performance Coatings	$153,742	$134,947	$451,058	$397,015
Electronic Materials	69,578	66,286	194,077	199,693
Color and Glass Performance Materials	102,977	86,415	300,092	268,642
Polymer Additives	85,230	79,815	252,903	245,057
Specialty Plastics	62,236	65,762	198,994	209,525
Other businesses	19,273	20,173	63,502	64,613

Total Net Sales Excluding Precious Metals	493,036	453,398	1,460,626	1,384,545

Sales of precious metals	57,665	47,175	173,438	159,673

Total Net Sales	$550,701	$500,573	$1,634,064	$1,544,218

It should be noted that segment sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.